Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 286936

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED MAY 12, 2025

(To prospectus supplement dated May 12, 2025 and prospectus dated May 12, 2025)

Ouster, Inc.

This Supplement No. 1 to Prospectus Supplement (this “Supplement No. 1”) amends and supplements the information in the prospectus supplement (the “2025 ATM Prospectus Supplement”) to the registration statement on Form S-3 (File No. 333-286936) (the “Form S-3”), filed on May 2, 2025, as amended, and effective on May 12, 2025, of Ouster, Inc. (“we,” “us” and “our”). This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the 2025 ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the 2025 ATM Prospectus Supplement and any future amendments or supplements thereto.

We filed the 2025 ATM Prospectus Supplement to register the offer and sale of up to $100,000,000 of shares of our common stock, from time to time under the terms of an At Market Issuance Sales Agreement (the “2025 Sales Agreement”) with Oppenheimer & Co. Inc. (the “Agent”), dated as of May 12, 2025, relating to the offer and sale of shares of our common stock. In accordance with the terms of the 2025 Sales Agreement, we could offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 at any time and from time to time through or to the Agent, acting as sales agent or principal, in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “2025 ATM Program”). On May 8, 2026, we notified the Agent we were terminating the 2025 Sales Agreement in accordance with its terms. As of May 8, 2026, we have sold $97.5 million in shares of our common stock pursuant to the 2025 ATM Program.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the 2025 ATM Prospectus Supplement and the 2025 Sales Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement No. 1, the 2025 ATM Prospectus Supplement and the prospectus contained in the Form S-3. Any representation to the contrary is a criminal offense.

May 8, 2026